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                                                                     EXHIBIT 5.1
                                 April 21, 1997


Board of Directors
Energy BioSystems Corporation
4200 Research Forest Drive
The Woodlands, Texas  77381

Gentlemen:

     We have acted as counsel to Energy BioSystems Corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1993, as amended (the "Securities Act"), of the offer and sale by the Selling Stockholders identified in the Registration Statement of up to 6,500,000 shares (the "Shares") of the Common Stock, par value $.01 per share ("Common Stock"), of the Company issuable upon conversion of the Company's Series B Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), or issuable as stock dividends on the Preferred Stock. Of the 722,419 shares of Preferred Stock convertible into shares, an aggregate of 702,100 shares of Preferred Stock were issued upon the closing of a private placement by the Company and 20,319 shares of Preferred Stock are issuable upon the exercise of certain warrants issued in connection with the private placement.

     As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

     1. The Shares issuable by the Company upon the conversion of the Preferred Stock have been reserved for issuance upon such conversion of the Preferred Stock, are duly and validly authorized, and when so issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

     2. The Shares issuable by the Company as a stock dividend on the Preferred Stock have been reserved for issuance, are duly and validly authorized, and when so issued as a stock dividend on the Preferred Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                              Very truly yours,


                              /s/ ANDREWS & KURTH L.L.P.